EXHIBIT 99.4

January 28, 2003 – FORT WORTH, TX—AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced that Mr. L.C. Martin has tendered his resignation as a Director of AZZ incorporated. The Company on December 4, 2002, announced that Dr. H. Kirk Downey, had replaced Mr. Martin as Chairman of the Board of Directors.

In connection with the resignation of Mr. Martin as a director of the Company, the Company and Mr. Martin entered into a Severance Agreement and General Release. Under this agreement, the Company made a payment to Mr. Martin, which will result in an after tax charge to earnings of approximately $200,000 in the fourth quarter of fiscal year 2003.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.